SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

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         14a-6(e)(2))
    / /  Definitive Proxy Statement
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    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        CTC COMMUNICATIONS GROUP, INC.
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               (Name of Registrant as Specified In Its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                                     [LOGO]
                         CTC COMMUNICATIONS GROUP, INC.
                            220 BEAR HILL ROAD
                          WALTHAM, MASSACHUSETTS 02451
                             ------------------------
                          NOTICE AND PROXY STATEMENT FOR
                      2000 ANNUAL MEETING OF SHAREHOLDERS
                         OF CTC COMMUNICATIONS GROUP, INC.
                                 TO BE HELD ON
                              THURSDAY, JULY 27, 2000
                             --------------------------
To our Shareholders:

	You are invited to attend our 2000 Annual Meeting of Shareholders, which will be held on Thursday, July 27, 2000, at 9:30 a.m., at our executive offices located at 220 Bear Hill Rd., Waltham, Massachusetts. At the Annual Meeting, we will be asking you to elect members of the Board of Directors of CTC Communications Group, ratify the appointment of CTC Communications Group's independent auditors, and approve the terms of a flexible stock plan for our employees. The Board of Directors recommends that you vote FOR each of these items.

	This Proxy Statement provides you with detailed information about the items to be voted on at the Annual Meeting. EACH SHAREHOLDER'S VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please take the time to vote by proxy by returning the enclosed proxy card.

                                       By order of the Board of Directors,
                                                     [SIG]
                                       Robert J. Fabbricatore,
                                       Chairman and Chief Executive Officer
June __, 2000

                                     [LOGO]

                       CTC COMMUNICATIONS GROUP, INC.
                            220 BEAR HILL ROAD
                          WALTHAM, MASSACHUSETTS 02451
                            ------------------------
                                PROXY STATEMENT
                             ---------------------
	This proxy statement contains information related to the annual meeting of shareholders of CTC Communications Group, Inc., or the "Company," to be held on Thursday, July 27, 2000, beginning at 9:30 a.m., at the offices of the Company located at 220 Bear Hill Rd., Waltham, Massachusetts 02451, and at any postponements or adjournments of the meeting.

ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At the annual meeting, shareholders will act on matters that are properly presented at the meeting, including the election of four Class III directors of the Company's Board of Directors, the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 2001, and the approval of the Company's flexible stock plan for our employees. In addition, the Company's management will report on the performance of the Company for the fiscal year ended March 31, 2000 and respond to questions from shareholders.

WHO MAY ATTEND AND VOTE AT THE MEETING?

Any holder of record of Common Stock or Series B Convertible Preferred
Stock at the close of business on June 8, 2000, the record date, is entitled to attend and vote at the meeting. On the record date we had 26,163,278 shares of Common Stock entitled to one vote per share and 200,000 shares of Series B Preferred Stock outstanding entitled to 20 votes per share, for a total of 30,163,278 votes. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

WHAT CONSTITUTES A QUORUM?

Holders of a majority interest of all of the Common Stock and Series B Convertible Preferred Stock issued, outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked "withhold" or "abstain" will be considered present at the meeting for purposes of establishing a quorum.

HOW DO I VOTE?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by delivering to the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. You may also change your vote by attending the meeting and using the ballot that will be supplied to you there, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is included with the description of each item in this proxy statement. In summary, the Board recommends a vote:

    - FOR the election of the nominated slate of directors;
    - FOR the approval of the Company's 2000 Flexible Stock Plan for employees; and
    - FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for the fiscal year ending March 31, 2001.

    With respect to any other matter that properly comes before the meeting, proxies returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder. Each shareholder's vote is confidential and will not be disclosed to any party except to the extent necessary to meet legal requirements.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

    - ELECTION OF DIRECTORS. The nominees who receive the most votes represented in person or by proxy and entitled to vote at the meeting will be elcted no matter how many votes are cast. A properly executed proxy marked "WITHHOLD" or "FOR ALL EXCEPT" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

    - OTHER ITEMS. All other proposals to be considered at the meeting will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item at the meeting. A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

    If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                              Proposal Number One:
                             Election of Directors

   Our bylaws provide that our Board of Directors must consist of not less than three nor more than twelve members. Our bylaws also provide that the Board of Directors is classified into three classes, as nearly as equal in number as possible, so that each director serves for three years and until their successors are duly elected and qualified, and one class of directors will be elected each year. We currently have eleven members on our Board of
Directors: four Class I Directors (Messrs. Hermann, Maroni, Sillari and Redfield), three Class II Directors (Messrs. Murphy, Nunnelly and Santagati) and four Class III Directors (Messrs. Fabbricatore, Sperling, Troupe and Ms. Courage). The terms of the Class I, Class II and Class III Directors expire upon the election and qualification of their successors at the annual meetings of stockholders held following the end of fiscal years 2001, 2002 and 2003, respectively.

   Messrs. Fabbricatore, Sperling, Troupe and Ms. Courage have been nominated to stand for re-election as Class III Directors at this meeting to hold office until 2003 and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote all shares represented by a proxy which has been properly executed, returned and not revoked for the election of each of Robert J. Fabbricatore, Scott M. Sperling, Ralph S. Troupe and Katherine D. Courage as Class III Directors for a three-year term unless you specify otherwise in the proxy. We expect that each nominee will be able to serve, but if any of the nominees is unable to serve, all proxies may be voted for a substitute nominee designated by the Board of Directors. The experience and qualifications of these nominees are summarized below:

   Robert J. Fabbricatore, a founder of the Company and a director since its inception in 1980, became Chairman of the Board of Directors and Chief Executive Officer in March 1983 and served as President from October 1993 to August 1995. Robert J. Fabbricatore is the brother of Thomas Fabbricatore, Vice President--Marketing.

   Scott M. Sperling became a director of the Company in June 2000 as a designee of Thomas H. Lee Company. He has been a Managing Director of Thomas H. Lee Company since July 1994 and is also President of TH Lee, Putnam Capital, Trustee of THL Equity Trust III and Managing Director of THL Equity Advisors IV, LLC. Mr. Sperling is currently a Director of Fisher Scientific International, Inc., GenTek, Inc., Safelite Glass Corp., LiveWire Systems LLC, Wyndham International, GoodHome.com and several private companies. He holds an MBA degree from Harvard University and a B.S. from Purdue University.

   Ralph S. Troupe became a director of the Company in May 1999. In October 1999, Mr. Troupe co-founded Callisma (formerly known as Rt.1 Solutions), a network services company focusing on all key aspects of complex network planning, design and implementation, and serves as its President and Chief Executive Officer. From January 1993 to October 1999, Mr. Troupe was employed by International Network Services, most recently as Vice President of North American Field Operations, East. Mr. Troupe holds a B.S. degree from Northeastern University and is a 1998 graduate of the Harvard Business School Advanced Management Program for International Senior Managers.

   Katherine D. Courage became a director of the Company in April 1999. She is a managing director in the Global Telecommunications and Media Group in the Investment Banking Department of Credit Suisse First Boston. Prior to joining Credit Suisse First Boston in September 1996, Ms. Courage was employed by Salomon Brothers Inc for ten years as a managing director in the Global Telecommunications Group. Ms. Courage was also employed in the corporate finance department of Merrill Lynch & Co. Ms. Courage currently serves as a director of NorthEast Optic Network, Inc. and Lightpath Technologies, Inc. Credit Suisse First Boston Equity Partners, L.P., as a Series B preferred stockholder, has appointed Ms. Courage as its designee to the Company's Board of Directors.

Recommendation:

   Our Board of Directors recommends that you vote "FOR" the election of each nominee named above.

PROPOSAL NUMBER TWO:
APPROVAL OF THE 2000 FLEXIBLE STOCK PLAN

Introduction

On June 6, 2000, the Board of Directors adopted, subject to shareholder approval, the CTC Communications Group, Inc. 2000 Flexible Stock Plan ("Plan"). The Plan is intended to attract, retain, motivate and reward employees and other individuals and to encourage ownership by employees and other individuals of the Company's Common Stock. An employee is an individual employed by the Company or a subsidiary. The Plan provides for benefits (collectively "Benefits") to be awarded in the form of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights (as described below and referred to hereafter as "SARs"), Performance Shares, Cash Awards, and Other Stock Based Awards, each of which is defined below.

Set forth below is a description of the essential features of the Plan. This description is subject to and qualified in its entirety by the full text of the Plan which is attached to this Proxy Statement as Appendix A.

DESCRIPTION OF THE PLAN:

Number of Shares.

The number of shares of Common Stock which may be issued in connection with Benefits shall be 1,500,000 shares plus an annual increase, effective on the first day of each fiscal year, equal to 5% of the number of outstanding shares of Common Stock as of the first day of such fiscal year, but in no event more than 4,500,000 shares in the aggregate. Such shares may be authorized but unissued shares, shares held in the Company's treasury, or both. If an option or SAR expires or is terminated, surrendered or canceled, without having been fully exercised, if Performance Shares are forfeited, or if any other grant results in shares of Common Stock not being issued, the shares covered by such option or SAR, grant Performance Shares or other grant, as the case may be, shall again be available for use under the Plan.

If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of SARs and number and class of shares available for options and grants of Performance Shares and Other Stock Based Awards and the number of shares subject to any outstanding options, SARs, grants of Performance Shares which are not yet vested, and Other Stock Based Awards, and the price thereof, as applicable, will be appropriately adjusted.

Administration

The Plan is administered by a committee ("Committee"). The Committee shall consist of the Board, unless the Board appoints a Committee of two or more but less than all of the Board. If the Committee does not include the entire Board, it shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee.

Subject to the express provisions of the Plan, the Committee has complete authority to: (i) determine when and to whom Benefits are granted and the type and amounts of Benefits; (ii) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted; (iii) interpret and construe the Plan and any agreement ("Agreement") evidencing and describing a Benefit; (iv) prescribe, amend and rescind rules and regulations relating to the Plan; (v) determine the form and contents of all Agreements; (vi) determine all questions relating to Benefits under the Plan; and (vii) take any other action which it considers necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan. Except as required by Rule 16b-3 with respect to Benefits granted to persons who are subject to Section 16 of the Exchange Act (consisting of directors and executive officers), the Committee may delegate its authority to any employee, employees or committee.

Amendment, Termination and Change in Control

The Board may amend the Plan at any time. However, the Board may not amend the Plan without shareholder approval if such amendment (i) would cause options which are intended to qualify as Incentive Stock Options to fail to qualify as such, (ii) would cause the Plan to fail to meet the requirements of Rule 16b-3, or (iii) would violate applicable law. The Plan has no fixed termination date and shall continue in effect until terminated by the Board.

The amendment or termination of the Plan will not adversely affect any Benefit granted prior to such amendment or termination. However, any Benefit may be modified or canceled by the Committee if and to the extent permitted by the Plan or Agreement or with the consent of the participant to whom such Benefit was granted.

In the event of a Change in Control, as defined below, the Committee may provide such protection as it deems necessary to maintain a participant's rights, including, without limitation: (i) providing for the acceleration of any time periods relating to the exercise or realization of any Benefit; (ii) providing for purchase of a Benefit upon the participant's request for an amount in cash equal to the amount which could have been attained upon the exercise or realization of the Benefit had it been currently exercisable or payable; (iii) making such adjustment to the outstanding Benefits as the Committee deems appropriate; and/or (iv) causing the outstanding Benefits to be assumed, or new Benefits substituted therefor, by the surviving corporation. "Change in Control" means: the acquisition, without the approval of the Board, by any person or group, other than the Company and certain related entities, of more than 20% of the outstanding shares of Common Stock; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company in which the shareholders of the Company prior to the effective date of the transaction do not have more than 50% of the voting power of the surviving entity immediately following the transaction; or a change in the majority of the members of the Board during any two year period which is not approved by at least two-thirds of the members of the Board who were members at the beginning of the two year period.

Eligibility for Benefits

Benefits may be awarded to individuals selected by the Committee.
Benefits may be awarded only to employees, members of the Board, employees and owners of entities which are not affiliates but which have a direct or indirect ownership interest in an employer, individuals who, and employees and owners of entities which, are customers or suppliers of an employer, individuals who, and employees and owners of entities which, render services to an employer, and individuals who, and employees and owners of entities which, have ownership or business affiliations with any individual or entity previously described.

Types of Benefits

Under the Plan, the Committee may grant a number of different types of Benefits. A summary of the principal characteristics of various types of Benefits which may be granted is set forth below.

Stock Options. Two types of stock options may be granted under the Plan. Stock options intended to qualify for special tax treatment under
Section 422 of the Code are referred to as "Incentive Stock Options," and options not intended to so qualify are referred to as "Non-Qualified Stock Options." In the case of Non-Qualified Stock Options, the option price shall be determined by the Committee but shall be no less than 85% of the fair market value of the shares of Common Stock on the date the option is granted, and, in the case of Incentive Stock Options, the price shall be determined by the Committee but shall be no less than the fair market value of the shares of Common Stock on the date the option is granted.

The other terms of options shall be determined by the Committee.
However, in the case of options intended to qualify as Incentive Stock Options, such terms must meet all requirements of Section 422 of the Code. Currently, such requirements are (i) the option must be granted within 10 years from the adoption of the Plan, (ii) the option may not have a term longer than 10 years, (iii) the option must be not transferable other than by will or the laws of descent and distribution and may be exercised only by the optionee during his/her lifetime, (iv) the maximum aggregate fair market value of Common Stock with respect to which such options are first exercisable by an optionee in any calendar year may not exceed $100,000; and
(v) the option must be granted to an employee. In addition, if the optionee owns more than 10% of the Company's Common Stock or more than 10% of the total combined voting power of all classes of stock of any subsidiary, the option price must be at least 110% of fair market value of the shares of Common Stock on the date the option is granted, and the option may not have a term longer than five years.

SARs. An SAR is the right to receive an amount equal to the appreciation in value of one share of Common Stock from the time the SAR is granted until the time the grantee elects to receive payment. Participants who elect to receive payment of SARs shall receive payment in cash, in Common Stock or in any combination of cash and common stock, as determined by the Committee. When SARs are granted in tandem with an Incentive Stock Option, the SARs must contain such terms and conditions as are necessary for the related option to qualify as an Incentive Stock Option. In addition, if SARs are granted in tandem with a stock option: the exercise of the option shall cause a correlative reduction in the SARs; and the payment of SARs shall cause a correlative reduction in the shares under the option.

Performance Shares. Performance Shares are the right to receive Common
Stock or cash equal to the fair market value of the Common Stock at a future date in accordance with the terms of the grant. Generally, such right shall be based upon the attainment of targeted profit and/or other performance objectives.

Cash Awards. A Cash Award is a Benefit payable in cash. The maximum cash award that an individual who is subject to Section 16 of the Exchange Act may receive in any calendar year in the aggregate is the greater of $100,000 or 100% of his/her compensation (excluding any Cash Award) for such year.

Other Stock Based Awards. An Other Stock Based Award is an award that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

General Provisions Applicable to Benefits

Under the Plan, the following provisions are applicable to one or more types of Benefits.

Agreement and Terms of Benefits. The grant of any Benefit may be evidenced by an Agreement which describes the specific Benefit granted and the terms, conditions and provisions of, and restrictions relating to, such Benefit. Any Agreement shall contain such provisions as the Committee shall determine to be necessary, desirable and appropriate.

Transferability. Unless otherwise specified in an agreement or permitted by the Committee, each Benefit shall be non-transferable other than by will or the laws of descent and distribution and shall be exercisable during a participant's lifetime only by him/her.

Tandem Awards. Awards may be granted by the Committee in tandem.
However, no Benefit may be granted in tandem with an Incentive Stock Option except SARs.

Payment. Upon the exercise of an option or in the case of any other
Benefit that requires a payment to the Company, payment may be made either
(i) in cash, including a so-called "cashless exercise," or (ii) with the consent of the Committee, (a) by the tender of shares of Common Stock having an aggregate fair market value equal to the amount due the Company, (b) in other property, (c) by the surrender of all or part of a Benefit (including the Benefit being exercised or acquired), or (d) by any combination of the foregoing.

Dividend Equivalents. Grants of Benefits in Common Stock or Common
Stock equivalents may include dividend equivalent payments or dividend credit rights. Deferral. The right to receive a Benefit may, upon the request of the request of the recipient, be deferred for such period and upon such conditions as the Committee may determine.

Withholding. At the time any Benefit is distributed under the Plan, the Company may withhold, in cash or in shares of Common Stock, from such distribution any amount necessary to satisfy income withholding requirements applicable to such distribution.

Limitation on Benefits. The number of shares covered by options where the purchase price is no less than fair market value on the date of grant plus SARs which may be granted to any one individual in any calendar year shall not exceed 500,000.

Restrictions on Shares

The Committee may require each person purchasing Common Stock pursuant to an option or receiving Common Stock pursuant to any other form of Benefit under the Plan to represent to and agree with the Company in writing that such person is acquiring the shares for investment and without a view to distribution or resale. In addition, shares issued under the Plan may be subject to restrictive agreements between the Company or a subsidiary and the participant. The Committee may require that a legend reflecting any restriction described above be placed on any certificate for shares.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following is a summary of the U.S. federal income tax consequences of the Plan, based on current income tax laws, regulations and rulings.

Incentive Stock Options

Subject to the effect of the Alternative Minimum Tax, discussed below, an optionee does not recognize income on the grant of an Incentive Stock Option. If an optionee exercises an Incentive Stock Option in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option nor within one year from the date of exercise, the optionee will not realize any income by reason of the exercise, and the Company will be allowed no deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. (See the discussion below for the tax consequences of the exercise of an option with stock already owned by the optionee.) Provided the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, his/her gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of his/her gain or loss will be the difference between the amount realized on the disposition of the shares and his/her basis in the shares.

If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise ("Early Disposition"), the optionee will realize ordinary income at the time of such Early Disposition which will equal the excess, if any, of the lesser of (i) the amount realized on the Early Disposition, or (ii) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of Early Disposition. If an optionee disposes of such shares for less than his/her basis in the shares, the difference between the amount realized and his/her basis will be a long-term or short-term capital loss, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of disposition.

The excess of the fair market value of the shares at the time the Incentive Stock Option is exercised over the exercise price for the shares is an item of tax preference ("Stock Option Preference").

Non-Qualified Stock Options

Non-Qualified Stock Options do not qualify for the special tax treatment accorded to Incentive Stock Options under the Code. Although an optionee does not recognize income at the time of the grant of the option, he recognizes ordinary income upon the exercise of a Non-Qualified Option in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and the amount of cash paid for the stock.

As a result of the optionee's exercise of a Non-Qualified Stock
Option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The Company's deduction will be taken in the Company's taxable year in which the option is exercised.

The excess of the fair market value of the stock on the date of exercise of a Non-Qualified Stock Option over the exercise price is not a Stock Option Preference.

SARs

Recipients of SARs do not recognize income upon the grant of such rights. When a participant elects to receive payment of an SAR, he recognizes ordinary income in an amount equal to the cash and fair market value of shares of Common Stock received, and the Company is entitled to a deduction equal to such amount.

Performance Shares

Grantees of Performance Shares do not recognize income at the time of the grant of such stock. However, when Performance Shares are paid, grantees recognize ordinary income in an amount equal to the fair market value of the stock on the date all restrictions are satisfied. The Company will be entitled to deduct as compensation the amount includible in the grantee's income in its taxable year in which the grantee recognizes the income.

Cash Awards

Cash Awards are taxable as ordinary income when received or constructively received by a participant. The Company is entitled to deduct the amount of a Cash Award when the award is taxable to the recipient.

Taxation of Preference Items

Section 55 of the Code imposes an Alternative Minimum Tax equal to the excess, if any, of (i) 26% of the optionee's "alternative minimum taxable income" up to $175,000 plus 28% of such income over $175,000 over (ii) his/her "regular" U.S. federal income tax. Alternative minimum taxable income is determined by adding the optionee's Stock Option Preference and any other items of tax preference to the optionee's adjusted gross income and then subtracting certain allowable deductions and an exemption amount. The exemption amount is $33,750 for single taxpayers, $45,000 for married taxpayers filing jointly and $22,500 for married taxpayers filing separately. However, these exemption amounts are phased out beginning at certain levels of alternative minimum taxable income.

Change of Control

If there is an acceleration of the vesting or payment of Benefits and/or an acceleration of the exercisability of stock options upon a Change of Control, all or a portion of the accelerated benefits may constitute "Excess Parachute Payments" under Section 280G of the Code. The employee receiving an Excess Parachute Payment incurs an excise tax of 20% of the amount of the payment in excess of the employee's average annual compensation over the five calendar years preceding the year of the Change of Control, and the Company is not entitled to a deduction for such payment.

Limitation on Deduction

Section 162(m) of the Code provides that no deduction will be allowed for certain remuneration with respect to a covered employee to the extent such remuneration exceeds $1,000,000. Under the regulations interpreting Code Section 162(m), an employee is a covered employee if his/her compensation is required to be reported under the SEC's disclosure rules and he is employed as of the last day of the taxable year. Code Section 162(m) does not apply to: (a) compensation payable solely on account of the attainment of one or more performance goals if (i) the goals are determined by a committee of two or more outside directors, (ii) the material terms under which the remuneration will be paid, including the goals, is disclosed to shareholders and approved by a majority of the shareholders, and (iii) except in the case of SARs and certain stock options (as described below), the committee certifies that the goals have been met; and (b) compensation payable under a binding contract in effect on February 17, 1993 which is not thereafter modified in any material respect. Compensation arising from SARs and stock options where the price from which appreciation is calculated or exercise price, as the case may be, is no less than fair market value on the date of grant constitute compensation on amount of attainment of a performance goal as long as the shareholders approve the maximum number of shares per participant over a specific time period. The $1,000,000 limitation is reduced by any remuneration subject to such limitation for which a deduction is disallowed under the Change of Control provisions set forth above.

Summary Only

The foregoing statement is only a summary of the U.S. federal income tax consequences of the Plan and is based on the Company's understanding of present U.S. federal tax laws and regulations.

Recommendation:

Our Board of Directors recommends that you vote "FOR" approval of the proposed 2000 Flexible Stock Plan.

PROPOSAL 3
RATIFICATION OF AUDITORS


   Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP, independent public accountants, as independent auditors to audit the financial statements of CTC
Communications Group for the fiscal year ending March 31, 2001.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire, and will be available to respond to questions.

Recommendation:

Our Board of Directors recommends that you vote "FOR" ratification of this appointment.

                Security Ownership of Certain Beneficial Owners

The following table sets forth information as of May 31, 2000 except as otherwise noted) regarding ownership of Common Stock and Series B Convertible Preferred Stock ("Preferred Stock") by the only persons known to own beneficially more than 5 percent thereof, by the directors individually, by the named executive officers named in the Summary Compensation Table individually, and by all current directors and executive officers of the Company as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the director or executive officer may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated.

                                                            Beneficial
                                                            Ownership
                                                             -----------------
Name                                                   Number         Percent
------------------------------------------------------------------------------
Preferred Stock
---------------
Thomas H. Lee Equity Fund IV, L.P. (1)................     75,000(1)       37.5%
Bain Capital Fund VI, L.P. (2)........................     75,000(2)       37.5%
Credit Suisse First Boston Equity Partners, L.P.(3)...     35,143(3)       17.6%

Common Stock
-------------
Robert J. Fabbricatore................................  4,330,679 (4)      16.5%
Spectrum Equity Investors II, L.P.....................  2,624,782 (5)      10.0%
Kevin J. Maroni.......................................  2,654,782 (5)(6)   10.1%
Thomas H. Lee Equity Fund IV, L.P.....................  1,500,000 (1)(7)    5.4%
Bain Capital Fund VI, L.P.............................  1,500,000 (2)(7)    5.4%
Scott M. Sperling.....................................  1,421,260 (8)       5.2%
Henry Hermann.........................................    365,025 (9)       1.4%
Richard J. Santagati..................................    174,000 (10)        *
Carl Redfield.........................................     66,000 (11)        *
J. Richard Murphy.....................................     69,000 (12)        *
Mark E. Nunnelly......................................     59,040 (13)        *
Ralph C. Sillari......................................     33,250 (14)        *
Katherine D. Courage..................................     30,000 (15)        *
Ralph S. Troupe.......................................     24,375 (16)        *
Steven P. Milton......................................    757,523 (17)     2.9%
David E. Mahan........................................    378,736 (18)     1.4%
John D. Pittenger.....................................    420,399 (19)     1.6%
Frederic Kunzi........................................     56,250 (20)        *
All directors and executive officers as a group
 (20 persons).........................................  6,025,016 (21)    46.0%
- --------
 *Less than 1%.

(1) Thomas H. Lee Equity Fund IV, L.P., together with certain affiliates and other entities and individuals (including Mr. Sperling) jointly filed a Schedule 13D on May
26, 2000 relating to the purchase of an aggregate of 75,000 shares of Preferred Stock, each share of which is initially convertible into 20 shares of Common Stock, and votes on an as converted basis.  The address of Thomas H. Lee Equity Fund IV, L.P. and its affiliates is 75 State St., Boston MA 02109.

(2)  Bain Capital Fund VI, L.P., together with certain affiliates and other entities and individuals jointly filed a Schedule 13D on May 26, 2000 relating to the purchase of an aggregate of 75,000 shares of Preferred Stock, each share of which is initially convertible into 20 shares of Common Stock and votes on an as converted basis.  The address of Bain Capital Fund VI, L.P. and its affiliates is Two Copley Place, Boston MA
02116.

(3)  Includes 35,143 shares of Preferred Stock held by Credit Suisse First Boston
Equity Partners, L.P.  The address of Credit Suisse First Boston Equity Partners, L.P.
is 11 Madison Ave., New York NY 10010.

(4)  Includes 93,747 shares owned by Mr. Fabbricatore as trustee of a trust for his children and 3,012,448 shares as a general partner of a family partnership; also includes 196,874 shares issuable upon exercise of options exercisable within 60 days of
May 31, 2000. Mr. Fabbricatore's address is c/o CTC Communications Group, Inc., 220
Bear Hill Road, Waltham, Massachusetts 02451.

(5)  Includes 280,599 shares issuable upon the exercise of warrants exercisable within
60 days of May 31, 2000.  As partners of Spectrum Equity Investors II, L.P., Mr.
Maroni, Robert Nicholson, William Collatos and Brion B. Applegate may be deemed to be beneficial owners of the shares owned by Spectrum. The address of Spectrum and its partners is One International Place, 29th Floor, Boston, Massachusetts 02110.

(6)  Includes 30,000 shares issuable to Mr. Maroni upon the exercise of options exercisable within 60 days of May 31, 2000.  Mr. Maroni's address is c/o Spectrum
Equity Investors II, L.P., One International Place, 29th Floor, Boston, Massachusetts
02110.

(7)  Represents shares of Common Stock which may be acquired upon conversion of the
Preferred Stock and the corresponding number of votes attributable to the Preferred
Stock.

(8)  Represents shares of Common Stock that may be acquired upon conversion of
Preferred Stock.  Of those shares of Common Stock, Mr. Sperling has direct beneficial ownership of 3,680 shares.  In addition, Mr. Sperling may be deemed to beneficially own
1,253,000 shares beneficially owned by the Thomas H. Lee Equity Fund IV, L.P., 42,880 shares beneficially owned by Thomas H. Lee Foreign Fund IV, L.P. and 121,700 shares beneficially owned by Thomas H. Lee Foreign Fund IV-B, L.P.  Mr. Sperling, who is
managing director of Thomas H. Lee Equity Fund IV, Thomas H. Lee Foreign Fund IV and
Thomas H. Lee Foreign Fund IV-B, expressly disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his indirect pecuniary interest in such entities.  The address for Mr. Sperling is c/o Thomas H. Lee Company,
75 State St., Boston MA 02109.

(9)  Includes 14,625 shares held by Mr. Hermann's spouse and 48,750 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000.

(10) Includes 52,500 shares issuable to Mr. Santagati upon the exercise of options exercisable within 60 days of May 31, 2000.

(11) Includes 45,000 shares issuable to Mr. Redfield upon the exercise of options exercisable within 60 days of May 31, 2000.

(12) Includes 67,500 shares issuable to Mr. Murphy upon the exercise of options exercisable within 60 days of May 31, 2000.

(13) Represents shares of Common Stock that may be acquired upon conversion of
Preferred Stock. Of those shares of Common Stock, Mr. Nunnelly may be deemed to beneficially own 36,780 shares beneficially owned by BCIP Associates II, 3,900 shares beneficially owned by BCIP Trust Associates II, 6,760 shares beneficially owned by BCIP
Associates II-B, 5,140 shares beneficially owned by BCIP Trust Associates II-B, and
6,460 shares beneficially owned by BCIP Associates II-C.  Mr. Nunnelly, who is general partner of BCIP Associates II, BCIP Trust Associates II, BCIP Associates II-B, BCIP
Trust Associates II-B and BCIP Associates II-C, expressly disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his indirect pecuniary interest in such entities.

(14) Includes 32,500 shares issuable to Mr. Sillari upon the exercise of options exercisable within 60 days of May 31, 2000.

(15) Includes 30,000 shares issuable to Ms. Courage upon the exercise of options exercisable within 60 days of May 31, 2000.

(16) Includes 6,250 shares issuable to Mr. Troupe upon the exercise of options exercisable within 60 days of May 31, 2000.

(17) Includes 6,750 shares owned by Mr. Milton as trustee of a trust for his children and 159,375 shares issuable upon the exercise of options exercisable within 60 days of
May 31, 2000.

(18) Includes 208,828 shares issuable to Mr. Mahan upon the exercise of options exercisable within 60 days of May 31, 2000.

(19) Includes 72,000 shares issuable to Mr. Pittenger upon the exercise of options exercisable within 60 days of May 31, 2000.

(20) Includes 30,165 shares issuable to Mr. Kunzi upon the exercise of options exercisable within 60 days of May 31, 2000.

(21) Includes the shares issuable upon the exercise of options of warrants exercisable within 60 days of May 31, 2000 and which may be acquired upon conversion of the preferred stock.

Management

Executive Officers, Directors and Significant Employees


   Our executive officers and directors, and their ages as of July 27, 2000 are as follows:

           Name           Age Current Office Held
           ----           --- -------------------
 Robert J. Fabbricatore..  57 Chairman and Chief Executive Officer
 Steven P. Milton........  46 President and Chief Operating Officer
                              Executive Vice President, Chief Financial Officer
 John D. Pittenger.......  47 and Treasurer
 David E. Mahan..........  58 Executive Vice President--Marketing
                              and Strategic Planning
 Michael H. Donnellan....  46 Vice President--Operations
 Thomas Fabbricatore.....  41 Vice President--Marketing
 Anthony D. Vermette.....  39 Vice President--Sales
 Frederick Kunzi.........  48 Vice President and Chief Technology Officer
 Jeffrey C. Lavin........  44 Vice President--Corporate Development
 Katherine D. Courage....  42 Director
 Henry Hermann...........  58 Director
 Kevin J. Maroni.........  37 Director
 J. Richard Murphy.......  56 Director
 Mark E. Nunnelly          41 Director
 Carl Redfield...........  51 Director
 Richard J. Santagati....  55 Director
 Ralph C. Sillari........  45 Director
 Scott M. Sperling         42 Director
 Ralph S. Troupe.........  38 Director

   Robert J. Fabbricatore, a founder of the Company and a director since its inception in 1980, became Chairman of the Board of Directors in March 1983 and served as President from October 1993 to August 1995. Robert J. Fabbricatore is the brother of Thomas Fabbricatore, Vice President--Marketing.

   Steven P. Milton has been employed by the Company since 1984 and has served as President and Chief Operating Officer since August 1995. Prior to that, he held various positions within the Company including Branch Manager, District Manager, Regional Manager and Vice President--Sales and Marketing.

   John D. Pittenger has served as Chief Financial Officer since April 14, 1999, as Executive Vice President--Finance and Administration since April 1998 and as Treasurer and Secretary of the Company since August 1989. Mr. Pittenger served as Vice President--Finance from 1991 until April 1998, and as Chief Financial Officer from 1989 to April 1998.

   David E. Mahan joined the Company in October 1995 as Vice President-- Marketing and Strategic Planning and was named Executive Vice President - Marketing and Strategic Planning in November 1999. Prior to joining the Company, Mr.Mahan held a number of senior management level positions with NYNEX, including Vice President--Sales Channel Management from 1993 to 1995.

   Michael H. Donnellan has been employed by the Company since 1988 in a number of positions. He was named Vice President--Operations in 1995.

   Thomas Fabbricatore joined the Company in 1982. He was named Vice President--Regulatory and Electronic Media in 1991, and was named Vice President--Marketing in November 1998. Thomas Fabbricatore is the brother of Robert J. Fabbricatore.

   Anthony D. Vermette has been employed by the Company in a variety of positions since 1987. Mr. Vermette was named Vice President--Sales in 1996.

   Frederick Kunzi joined the Company as a Vice President and Chief
Technology Officer in September 1998. Mr. Kunzi has over 25 years experience in information technology. From 1985 to September 1998, he was employed by Digital Equipment Corporation, most recently as Senior Manager, Global Network Services where he was responsible for Digital's worldwide enterprise network infrastructure.

   Jeffrey C. Lavin joined the Company in June 1998 as Vice President-- Corporate Development. Mr. Lavin has 20 years of sales and operational management experience in the telecommunications industry. From December 1996 to May 1998, Mr. Lavin was Vice President of Sales, Americas/Asia Pacific for NovaSoft Systems, Inc., a software development corporation. From 1979 to 1996, Mr. Lavin was employed by Comlink Incorporated, a communication network integrator, most recently as Senior Vice President. Following the acquisition of Comlink in 1996 by Williams Communications, Mr. Lavin served as Vice President and General Manager of Network Systems Integration.

   Katherine D. Courage became a director of the Company in April 1999.
Ms. Courage is a managing director in the Global Telecommunications and Media Group in the Investment Banking Department of Credit Suisse First Boston, one of the underwriters of our proposed offering of common stock. Prior to joining Credit Suisse First Boston in September 1996, Ms. Courage worked at Salomon Brothers Inc for ten years where she was a managing director in the Global Telecommunications Group. Ms. Courage currently serves as a director of NorthEast Optic Network, Inc. and Lightpath Technologies, Inc. Credit Suisse First Boston Equity Partners, L.P., as a Series B preferred stockholder, has appointed Ms. Courage as its designee to the Company's Board of Directors.

   Henry Hermann became a director of the Company in September 1996.
Since November 1997, he has operated Hermann Companies, a financial services company. Mr. Hermann is registered as an Investment Advisor with the State of Texas, a Chartered Financial Analyst and, as an independent contractor, offers general securities through SWS Financial. In 1997, he was employed by Kuhns Brothers & Company, Inc., as a principal and Executive Vice President. For the previous nine years, he was employed by WR Lazard, Laidlaw and Luther, Inc., a securities brokerage firm, as Vice President, Securities Analyst and Portfolio Manager. Mr. Hermann has been an NASD Board of Arbitrators Member since 1991.

   Kevin J. Maroni became a director of the Company in April 1998 as one of the two designees of the Series A preferred stockholders. Mr. Maroni is a managing general partner of Spectrum which he joined at inception in 1994. Spectrum is a leading private equity fund which manages over $2.7 billion of capital for investment in the communications service and infrastructure industries. Prior to joining Spectrum, he worked at Time Warner Telecommunications and Harvard Management Company. Mr. Maroni is a director of Adero, Inc.; PathNet, Inc.; Formus Communications, Inc.; GlobeNet Communications, LTD., Inc.; and X-Media, Inc.

   J. Richard Murphy became a director of the Company in August 1995.
Mr. Murphy is a managing director of Baldwin & Clarke Corporate Finance, Inc., a Bedford, New Hampshire investment banking firm which he joined August 2, 1999. Mr. Murphy was the director of the Corporate Advisory Group of Moody, Cavanaugh and Company, LLP, a North Andover, Massachusetts public accounting firm, from April 1996 to August 1999. Mr. Murphy was an officer, director and principal stockholder from 1990 to 1996 of Arlington Data Corporation, a systems integration company located in Amesbury, Massachusetts; from 1992 to 1996 of Arlington Data Consultants, Inc., a company engaged in the installation and maintenance of computer systems and hardware; and from 1994 to 1996 of Computer Emporium, Inc., a company engaged in processing parking violations for municipalities. In June 1996, Arlington Data Corporation filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

   Mark E. Nunnelly became director of the Company in June 2000 as a designee of Bain Capital, Inc. He joined Bain Capital as a General Partner in 1990 and has served as Managing Director since April 1993. Mr. Nunnelly also serves on the Board of Directors of Domino's, DoubleClick, Stream International, Modus Media International, Eschelon Telecom, and eCredit.com. Mr. Nunnelly received an M.B.A. from Harvard Business School and a B.A. from Centre College.

   Carl Redfield became a director of the Company in January 1999. He has been Senior Vice President, Manufacturing and Logistics of Cisco since February 1997. From September 1993 to February 1997 he was Vice President of Manufacturing. Mr. Redfield also is a director of VA Linux Systems Inc. and iBasis Inc.

   Richard J. Santagati became a director of the Company in September
1991. He has been the President of Merrimack College in North Andover, Massachusetts since 1994. From March 1992 to February 1994, Mr. Santagati was the Chairman of the Board, Chief Executive Officer and President of Artel Communications Corp., a publicly held data communications firm located in Hudson, Massachusetts. Mr. Santagati also serves as a director of Celebrity Solutions, Inc., a software company.

   Ralph C. Sillari became a director of the Company in October 1997.
Since 1991, Mr. Sillari has been employed by Fleet National Bank where he is currently an Executive Vice President, Manager of Regional Banking.

   Scott M. Sperling became a director of the Company in May 2000 as a designee of Thomas H. Lee Company. He has been a Managing Director of Thomas H. Lee Company since July 1994 and is also President of TH Lee, Putnam Capital, Trustee of THL Equity Trust III and Managing Director of THL Equity Advisors IV, LLC. Mr. Sperling is currently a Director of Fisher Scientific International, Inc., GenTek, Inc., Safelite Glass Corp., LiveWire Systems LLC, Wyndham International, GoodHome.com and several private companies. He holds an MBA degree from Harvard University and a B.S. from Purdue University.

   Ralph S. Troupe became a director of the Company in May 1999. In October 1999, Mr. Troupe co-founded Callisma (formerly known as Rt.1 Solutions), a network services company focusing on all key aspects of complex network planning, design and implementation, and serves as its President and Chief Executive Officer. From January 1993 to October 1999, Mr. Troupe was employed by International Network Services, most recently as Vice President of North American Field Operations, East. Mr. Troupe holds a B.S. degree from Northeastern University and is a 1998 graduate of the Harvard Business School Advanced Management Program for International Senior Managers.


Director Compensation

   Non-employee directors receive an annual retainer of $16,000. At each annual meeting, each non-employee director is granted an option to purchase 10,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock. On September 16, 1999, all of our directors (except Robert J. Fabbricatore, Mark E. Nunnelly and Scott M. Sperling) were granted options to purchase 10,000 shares of Common Stock at an exercise price of $16.125 per share.

Committees of the Board of Directors

   Our Board of Directors has established an audit committee, a compensation committee, a finance committee and a nominating committee.

   The audit committee consists of Messrs. Murphy and Hermann. The audit committee's purpose is to oversee the Company's accounting and financial reporting policies and practices and to assist the Board in fulfilling its fiduciary and corporate accountability responsibilities. Members of the Company's finance and accounting departments periodically meet with the audit committee and always have unrestricted direct access to the audit committee members. During the fiscal year ending March 31, 2000, the audit committee held four meetings.

   The compensation committee consists of Messrs. Maroni, Santagati and Murphy. The compensation committee establishes compensation and benefits for our senior executives. The committee also determines the number and terms of stock options granted to employees, directors and consultants under our stock option plans. During the fiscal year ended March 31, 2000, the compensation committee held four meetings.

  The finance committee consists of Messrs. Maroni, Sillari, Hermann and Ms. Courage. The finance committee evaluates and reports to the Board of Directors with respect to plans for corporate expansion, capital structure and long-range capital requirements. The finance committee also considers and reports to the Board with respect to such other matters relating to the financial affairs of the Company as may be requested by the Board of Directors or the appropriate officers of the Company. During the fiscal year ended March 31, 2000, the finance committee held four meetings.

   The nominating committee consists of Messrs. Santagati, Murphy and Sillari. The nominating committee recommends candidates for nomination to the board of directors. The committee also reviews and makes recommendations regarding compensation for non-employee directors. The nominating committee does not consider nominees recommended by security holders. During the fiscal year ended March 31, 2000, the nomination committee held one meetings.

   During the fiscal year ended March 31, 2000, all directors and committee members attended more than 85% of their respective meetings.


Executive Compensation

   The following table provides summary information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly paid executive officers (the "Named Executive Officers") during the fiscal year ended March 31, 2000:

Summary Compensation Table

                                                       Long Term Compensation
                                                     ---------------------------
                           Fiscal                      Securities
                         Year Ended          Annual    Underlying    All Other
                         March 31,   Salary   Bonus  Options (#)(1) Compensation (3)
                         ---------- -------- ------- -------------- -----------------
Robert J. Fabbricatore      2000    $240,000  75,000          0        22,000(2)
 Chairman and               1999     240,000  78,000    225,000        20,900(2)
 Chief Executive Officer    1998     240,000  60,000    225,000        19,550(2)

Steven P. Milton,           2000     200,000  62,500          0         4,625
 President and              1999     150,000  54,500    150,000         5,625
 Chief Operating Officer    1998     100,000  40,000    225,000         4,200

Frederic Kunzi, Executive   2000     167,500  75,787     75,000         5,888
 Vice President & Chief     1999      97,788   4,167    150,000             0
 Technology Officer(4)

David E. Mahan,             2000     120,000  50,000          0         4,025
 Executive Vice President   1999     110,000  52,000     30,000         4,440
  -Marketing and Strategic  1998     100,000  40,000    390,000         4,075
   Planning

John D. Pittenger,          2000     110,000  50,000          0         4,200
 Executive Vice President-  1999     100,000  62,000     54,000         4,860
  Finance & Administration  1998      90,000  36,000    120,000         3,900
  Chief Financial Officer,
  Treasurer, and Secretary

- --------
(1) On March 20, 1998 we repriced all previously granted options that had an exercise price in excess of $4.79 per share. The 1998 information includes 112,500, 112,500, 195,000 and 60,000 shares underlying options previously granted to Messrs. Fabbricatore, Milton, Mahan and Pittenger that were canceled as a result of the repricing. All "Securities Underlying Options" gives effect to the March 17, 2000 three-for-two stock split.
(2) Includes 50% matching contributions in the amounts of $4,500, $4,800, and $4,750 in 2000, 1999 and 1998 to the Company's 401(k)
    Savings Plan. Also included is the actuarial benefit on the "split-dollar" life insurance policy for the benefit of Mr. Fabbricatore in the amounts of $17,500, $16,100 and $14,800 in 2000, 1999 and 1998.
(3) Includes 50% matching contributions to the Company's 401(k) Savings Plan.
(4) Mr. Kunzi joined the Company in November 1998.



Option Grants in Last Fiscal Year

   Only one of the Named Executive Officers, Mr. Frederic Kunzi, was granted options exercisable for our common stock during the fiscal year ended March 31, 2000, as set forth in the following table. The table gives effect to the three-for-two stock split effected in March 2000.

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                            Annual Rate of
                           Number of   Percent of                             Stock Price
                          Securities  Total Options                        Appreciation for
                          Underlying   Granted to   Exercise                  Option Term
                            Options   Employees in    Price   Expiration ----------------------
                          Granted (#)  Fiscal Year  ($/Share)    Date        5%         10%
                          ----------- ------------- --------- ---------- ----------  ----------
Robert J. Fabbricatore          0
Steven P. Milton                0
Frederic Kunzi             75,000       3.5%          7.33     08-24-04   151,886     335,628
David E. Mahan                  0
John D. Pittenger               0

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth information concerning the exercise of options by the Named Executive Officers during the fiscal year ended March 31, 2000 and the March 31, 2000 aggregate value of unexercised options held by each of the Named Executive Officers.



                                                     Number of Securities    Value of Unexercised
                                                    Underlying Unexercised   in-the-Money Options
                                                       Options at Fiscal    at Fiscal Year End ($)
                                                        Year-End (#)(1)             (1)(2)
                             Shares                 ----------------------- -----------------------
                          acquired on     Value          Exercisable/            Exercisable/
                         exercise(1)(#) Realized ($)      Unexercisable           Unexercisable
                         ------------- ------------ ----------------------- -----------------------
Robert J. Fabbricatore     50,334       1,255,733    168,749     168,750     5,964,557   5,521,472
Steven P. Milton           54,000       1,609,416    131,250     131,250     4,737,481   4,408,316
Frederic Kunzi             26,085         240,208     11,415     187,499       442,807   7,010,905
David E. Mahan             46,172       1,913,686    189,132      64,696     7,155,431   2,418,274
John D. Pittenger          54,000       1,414,476     56,999      57,000     2,103,577   2,103,615

--------


(1) All shares and amounts, as necessary, have been adjusted to reflect the three-for-two stock split effected in March 2000.
(2) Assumes a fair market value of the Common Stock at March 31, 2000 of $42.625 per share.




Board Compensation Committee Report on Executive Compensation

   During the fiscal year ended March 31, 2000, the compensation committee, comprised of three independent non-employee directors, made decisions regarding executive compensation. The compensation committee is charged with establishing and administering the policies and plans which govern compensation for executive officers, including those individuals listed in the compensation tables in this proxy statement. The compensation committee also determines the number and terms of stock options granted to our employees, directors and consultants under our stock option plans.

   Compensation Policies. Our executive compensation philosophy is to provide compensation opportunities for our officers which are competitive within our industry and community so that we can attract and retain high quality executives and to align the interests of our executives and stockholders by providing for payment of a significant portion of executive compensation in the form of bonuses based on the our sales performance. Thus, the value generated for our stockholders is a key factor in determining the value ultimately received by the executive officers.

   Base Salary. We establish base salaries for executive officers at levels we consider appropriate in light of the scope of the duties and responsibilities for each officer's position. We provide annual increases in base salary to further protect our vested interest due to their prior service and key strategic roles.

   Bonus. Each executive officer receives a bonus conditional upon the achievement of certain quarterly performance goals set by management. During the three fiscal years ended March 31, 2000, CTC has exceeded the performance goals. We believe that the establishment of performance goals is the most objective measurement of executive performance during the relevant period, where CTC's overriding objective is to build its business by increasing sales.

   Stock Options. Incentive stock options are granted to executive officers at the discretion of the compensation committee. In general, stock options are granted with an exercise price equal to the fair market value of our common stock on the date of the grant. If an option recipient owns more than ten percent of our common stock, the options are granted with an exercise price equal to 110% of the fair market value of our stock on such date. Stock options become exercisable in full in installments over periods of three or more years and have terms of up to ten years from the date of the grant. Stock options thus provide incentive for the creation of stockholder value over the long term since the full benefit of the option cannot be realized unless an appreciation in the price of our common stock occurs over a specified number of years and the executive officer remains employed for the periods required for the stock options to become exercisable.

   CEO Compensation. During the fiscal years ended March 31, 2000, 1999 and 1998, the Company's most highly compensated officer was Robert J. Fabbricatore, Chairman of the Board and Chief Executive Officer, who received a base salary of $240,000 during each fiscal year and bonuses aggregating $75,000 during the fiscal year ended March 31, 2000, $78,000 during the fiscal year ended March 31, 1999 and $60,000 during the fiscal year ended March 31, 1998.

   Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies publicly held companies a deduction for compensation paid to a named executive officer in a taxable year to the extent it exceeds $1 million per officer, unless the compensation qualifies as "performance based compensation." The Committee has no present policy with respect to Section 162(m).

The Compensation Committee
Richard J. Santagati, Kevin J. Maroni and J. Richard Murphy

Performance Graph

   The following table shows a comparison of cumulative total return to stockholders for our common stock, the Nasdaq Composite Index and the Nasdaq Telecommunications Index* for the period March 31, 1995 through March 31, 2000.
The table assumes $100 invested on March 31, 1995 in CTC Communications Group, Inc. Common Stock, the Nasdaq Composite Index (Nasdaq US) and the Nasdaq Telecommunications Index (Nasdaq Telecom).

                          [LINE GRAPH APPEARS HERE]

-----------------------------------------------------------------------------
 Date    CTC Communications Group    Nasdaq Telecomm           Nasdaq US
-----------------------------------------------------------------------------
31-Mar-95         100                   100                      100
-----------------------------------------------------------------------------
29-Mar-96         314                   132                      136
-----------------------------------------------------------------------------
31-Mar-97         205                   119                      151
-----------------------------------------------------------------------------
31-Mar-98         245                   238                      229
-----------------------------------------------------------------------------
31-Mar-99         349                   390                      309
-----------------------------------------------------------------------------
31-Mar-00       1,805                   577                      574
-----------------------------------------------------------------------------

       Certain Relationships and Related Transactions

   We lease office space from a trust, of which Robert J. Fabbricatore, our Chairman and Chief Executive Officer, is a beneficiary. Rental payments under the leases totaled approximately $51,584 for the last fiscal year. We sublease space part of our Waltham facility at our cost to Comm-Tract Corp., a company in which Mr. Fabbricatore is a principal stockholder. Sublease income totaled $108,326 for the last fiscal year. We also contract with Comm-Tract Corp. for the installation of telephone lines and for the service and maintenance of equipment marketed by the Company. During the last fiscal year, Comm-Tract Corp. provided us with services, inventory and equipment totaling $1,361,430. We believe that the payments to the trust and Comm-Tract Corp. are comparable to the costs for such services, inventory and equipment, and for rentals of similar facilities, which we would be required to pay to unaffiliated individuals in arms-length transactions.

   In May 2000, we entered into a 15 year lease for approximately 71,250 feet from Telecom Realty, LLC, at initial annual base rental of $1,778,100. Robert
J. Fabbricatore and Thomas Fabbricatore, own a majority of the membership interests in the lessor. Steven P. Milton, Michael Donnellan, David E. Mahan and John D. Pittenger, executive officers of the Company, own minority membership interests in the lessor. We believe that the rent required to be paid under this lease is comparable to the rent we would be required to pay to unaffiliated individuals in arms-length transactions for similar facilities.

   In April 1998, we privately placed 666,666 shares of our Series A convertible preferred stock and warrants to purchase 200,000 shares of our common stock with Spectrum and other investors in exchange for $12.0 million in cash. In March 2000, all of the shares of the Series A convertible preferred stock were converted into 2,376,660 shares of our common stock. We granted Spectrum customary registration and other rights as part of this transaction. Kevin Maroni, an affiliate of Spectrum, became a member of our Board of Directors as part of the transaction.

   Carl Redfield, one of our directors, is an executive officer of Cisco Systems, Inc. ("Cisco"). We have purchased, and expect to continue to purchase, most of our network equipment from Cisco. We also secured a vendor facility from Cisco Capital, an affiliate of Cisco, which was repaid in March 2000.

   Ralph Sillari, one of our directors, is an Executive Vice President of Fleet National Bank. We secured a senior secured credit facility from Fleet which was repaid in March 2000.

   Katherine D. Courage, one of our directors, is a Managing Director of Credit Suisse First Boston, one of the underwriters of our July 1999 public offering and the Documentation Agent for the Toronto Dominion Bank $225 million senior secured credit facility which closed in June 2000. Ms. Courage is a director of NorthEast Optic Network, from which we agreed to lease approximately $5.5 million of transmission facilities. Credit Suisse First Boston Equity Partners, L.P., as a Series B preferred stockholder, has appointed Ms. Courage as its designee to the Company's Board of Directors.

   Mark E. Nunnelly, who became a director in June 2000, is a general partner of BCIP Associates II, BCIP Trust Associates II, BCIP Associates II-B, BCIP Trust Associates II-B and BCIP Associates II-C, which purchased an aggregate of 2,952 shares of Series B Convertible Preferred Stock for $2,952,000. The Series B Convertible Preferred Stockholders received customary registration rights as part of the transaction.

   Scott M. Sperling, who became a director in June 2000, is a Managing Director of Thomas H. Lee Equity Fund IV, Thomas H. Lee Foreign Fund IV and Thomas H. Lee Foreign Fund IV-B (collectively, the "Funds"). In June 2000, Mr. Sperling purchased 184 shares of Series B Convertible Preferred Stock for $184,000 and the Funds purchased an aggregate of 70,879 shares for $70,879,000. The Series B Convertible Preferred Stockholders received customary registration rights as part of the transaction.


            Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

   Based solely on our review of copies of the filings under Section 16(a) of the Securities Exchange Act of 1934 received by us, we believe that during the fiscal year ended March 31, 2000 our directors, executive officers and beneficial owners of greater than ten percent of our common stock filed all required reports under Section 16 of the Exchange Act, except that each of Steven Milton and Jeffrey Lavin, each an executive officer, and each of Henry Hermann and Carl Redfield, each a director, inadvertently failed to report one transaction on a timely basis.

Expense of Solicitation

   CTC Communications will bear all costs connected with the solicitation of proxies. We will reimburse brokers and other persons holding stock for the benefit of others for their expenses in forwarding proxies and accompanying material to the beneficial owners of such stock and obtaining their proxies. We will solicit proxies by mail, telephone, telegraph or otherwise, and some of the directors, officers and regular employees of the company may assist in the solicitation without additional compensation. We do not expect to incur more than $10,000 of solicitation expenses. We have not incurred any solicitation expenses to date.

                            Stockholders' Proposals

   If you wish to present a proposal to be voted on at the 2001 annual meeting of stockholders, you must, at the time the proposal is submitted:

  . be a record or beneficial owner of at least one (1%) percent or two thousand ($2,000.00) dollars in market value of the class of securities entitled to vote at the meeting;
  . have held such securities for at least one (1) year; and . continue to own such securities through the date on which the 2001 annual meeting is held.

   To be included in the management proxy statement, your proposal must be received at our executive offices no later than June 7, 2001. Under our by-laws, stockholders who wish to make a proposal at the 2001 annual meeting-- other than one that will be included in the management proxy statement--must notify us no earlier than April 21, 2001 and no later than May 21, 2001. If you fail to notify us of such a proposal by May 21, 2001, then the proxies that management solicits for the 2001 annual meeting will include discretionary authority to vote on any such proposal in the event it is properly brought before the meeting. We suggest that you submit any proposal by certified mail, return receipt requested, to remove any question as to the date on which a proposal is received by the Board of Directors.

                 Other Matters That May Come Before the Meeting

   The Board of Directors knows of no other matters which may be presented at the annual meeting, but if other matters do properly come before the annual meeting, the board intends that the persons named in the Proxy will vote according to their best judgment.

   We request you to date, sign and return the proxy in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke your proxy at that time and vote in person if you so desire, otherwise your proxy will be voted for you.

APPENDIX A

CTC COMMUNICATIONS GROUP, INC.



2000 FLEXIBLE STOCK PLAN

CTC COMMUNICATIONS GROUP, INC.

2000 FLEXIBLE STOCK PLAN

TABLE OF CONTENTS


                                                                    Page


1. NAME AND PURPOSE                                                   1
     1.1. Name........................................................1
     1.2. Purpose.....................................................1

2. DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION                     1
     2.1. General Definitions.........................................1
         2.1.1. Affiliate.............................................1
         2.1.2. Agreement.............................................1
         2.1.3. Benefit...............................................1
         2.1.4. Board.................................................1
         2.1.5. Cash Award............................................1
         2.1.6. Change of Control.....................................1
         2.1.7. Code..................................................2
         2.1.8. Company...............................................2
         2.1.9. Committee.............................................2
         2.1.10. Common Stock.........................................2
         2.1.11. Effective Date.......................................2
         2.1.12. Employee.............................................2
         2.1.13. Employer.............................................2
         2.1.14. Exchange Act.........................................2
         2.1.15. Fair Market Value....................................2
         2.1.16. Fiscal Year..........................................2
         2.1.17. ISO..................................................2
         2.1.18. NQSO.................................................2
         2.1.19. Option...............................................3
         2.1.20. Other Stock Based Award..............................3
         2.1.21. Parent...............................................3
         2.1.22. Participant..........................................3
         2.1.23. Performance Based Compensation.......................3
         2.1.24. Performance Share....................................3
         2.1.25. Plan.................................................3
         2.1.26. Reload Option........................................3
         2.1.27. [intentionally omitted]..............................3
         2.1.28. Rule 16b-3...........................................3
         2.1.29. SEC..................................................3
         2.1.30. Share................................................4
         2.1.31. SAR..................................................4
         2.1.32. Subsidiary...........................................4
     2.2. Other Definitions...........................................4
     2.3. Conflicts...................................................4

3. COMMON STOCK                                                       4
     3.1. Number of Shares............................................4
     3.2. Reusage.....................................................4
     3.3. Adjustments.................................................4

4. ELIGIBILITY                                                        5
     4.1. Determined By Committee.....................................5

5. ADMINISTRATION                                                     5
     5.1. Committee...................................................5
     5.2. Authority...................................................5
     5.3. Delegation..................................................6
     5.4. Determination...............................................6

6. AMENDMENT                                                          6
     6.1. Power of Board..............................................6
     6.2. Limitation..................................................6

7. TERM AND TERMINATION                                               6
     7.1. Term........................................................6
     7.2. Termination.................................................6

8. MODIFICATION OR TERMINATION OF BENEFITS                            6
     8.1. General.....................................................6
     8.2. Committee's Right...........................................7

9. CHANGE OF CONTROL                                                  7
     9.1. Right of Committee..........................................7

10. AGREEMENTS AND CERTAIN BENEFITS                                   7
     10.1. Grant Evidenced by Agreement...............................7
     10.2. Provisions of Agreement....................................7
     10.3. Transferability............................................8

11. REPLACEMENT AND TANDEM AWARDS                                     8
     11.1. Replacement................................................8
     11.2. Tandem Awards..............................................8

12. PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING                      8
     12.1. Payment....................................................8
     12.2. Dividend Equivalents.......................................8
     12.3. Deferral...................................................8
     12.4. Withholding................................................8

13. OPTIONS                                                           9
     13.1. Types of Options...........................................9
     13.2. Grant of ISOs and Option Price.............................9
     13.3. Other Requirements for ISOs................................9
     13.4. NQSOs......................................................9
     13.5. Determination by Committee.................................9

14. SARS                                                              9
     14.1. Grant and Payment..........................................9
     14.2. Grant of Tandem Award......................................9
     14.3. ISO Tandem Award...........................................9
     14.4. Payment of Award...........................................9

15. ANNUAL LIMITATIONS                                               10
     15.1. Limitation on Options and SARs............................10
     15.2. Computations..............................................10

16. PERFORMANCE SHARES                                               10
     16.1. Performance Shares........................................10
     16.2. Grant.....................................................10

17. CASH AWARDS                                                      11
     17.1. Grant.....................................................11
     17.2. Rule 16b-3................................................11
     17.3. Restrictions..............................................11

18. OTHER STOCK BASED AWARDS AND OTHER BENEFITS                      11
     18.1. Other Stock Based Awards..................................11
     18.2. Other Benefits............................................11

19. MISCELLANEOUS PROVISIONS                                         11
     19.1. Underscored References....................................11
     19.2. Number and Gender.........................................11
     19.3. Unfunded Status of Plan...................................11
     19.4. Termination of Employment.................................12
     19.5. Designation of Beneficiary................................12
     19.6. Governing Law.............................................12
     19.7. Purchase for Investment...................................12
     19.8. No Employment Contract....................................12
     19.9. No Effect on Other Benefits...............................12

                      CTC COMMUNICATIONS GROUP, INC.

                          2000 FLEXIBLE STOCK PLAN


1. NAME AND PURPOSE

   1.1. Name.

     The name of this Plan is the "CTC COMMUNICATIONS GROUP, INC. 2000 Flexible Stock Plan."

   1.2. Purpose.

     The Company has established this Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company's Common Stock by Employees and other individuals, and to promote and further the best interests of the Company by granting cash and other awards.

2. DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

   2.1. General Definitions.

     The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

     2.1.1. Affiliate.

        "Affiliate" means a Parent or Subsidiary of the Company.

     2.1.2. Agreement.

        "Agreement" means the document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

     2.1.3. Benefit.

        "Benefit" means any benefit granted to a Participant under the Plan.

     2.1.4. Board.

        "Board" means the Board of Directors of the Company.

     2.1.5. Cash Award.

        "Cash Award" means a Benefit payable in the form of cash.

     2.1.6. Change of Control.

        "Change of Control" means the acquisition, without the approval of the Board, by any "person" or "group" (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than the Company or a Related Entity, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of outstanding voting securities of the Company carrying more than 20% of the combined voting power in the election of directors through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company as a result of which persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is the Parent, a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Parent, the Company or a Subsidiary.

     2.1.7. Code.

        "Code" means the Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

     2.1.8. Company.

        "Company" means CTC COMMUNICATIONS GROUP, INC.

     2.1.9. Committee.

        "Committee" means the Committee described in Section 5.1.

     2.1.10. Common Stock..

        "Common Stock" means the Company's common stock which presently has a par value of $.01 per Share.

     2.1.11. Effective Date.

        "Effective Date" means the date that the Plan is approved by the shareholders of the Company which must occur within one year before or after approval by the Board. Any grants of Benefits prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.

     2.1.12. Employee.

        "Employee" means any person employed by the Employer.

     2.1.13. Employer.

        "Employer" means the Company and all Affiliates.

     2.1.14. Exchange Act.

        "Exchange Act" means The Securities Exchange Act of 1934, as amended.

     2.1.15. Fair Market Value.

        "Fair Market Value" means the closing price of Shares on the Nasdaq National Market on a given date, or, in the absence of sales on a given date, the closing price on the Nasdaq National Market on the last day on which a sale occurred prior to such date.

     2.1.16. Fiscal Year.

        "Fiscal Year" means the taxable year of the Company which is the calendar year.

     2.1.17. ISO.

        "ISO" means an Incentive Stock Option as defined in Section 422 of the Code.

     2.1.18. NQSO.
        "NQSO" means a non-qualified stock Option, which is an Option that does not qualify as an ISO.

     2.1.19. Option.
        "Option" means an option to purchase Shares granted under the Plan.

     2.1.20. Other Stock Based Award.
        An award under Section 8 that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

     2.1.21. Parent.
        Any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option or other Benefit, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     2.1.22. Participant.
        An individual who is granted a Benefit under the Plan. Benefits may be granted only to Employees, members of the Board, employees and owners of entities which are not Affiliates but which have a direct or indirect ownership interest in an Employer or in which an Employer has a direct or indirect ownership interest, individuals who, and employees and owners of entities which, are customers and suppliers of an Employer, individuals who, and employees and owners of entities which, render services to an Employer, and individuals who, and employees and owners of entities, which have ownership or business affiliations with any individual or entity previously described.

     2.1.23. Performance Based Compensation.
        Compensation which meets the requirements of Section 162(m)(4)(C) of the Code.

     2.1.24. Performance Share.
        A Share awarded to a Participant under Section 16 of the Plan.

     2.1.25. Plan.
        The CTC COMMUNICATIONS GROUP, INC. 2000 FLEXIBLE STOCK PLAN and all amendments and supplements to it.

     2.1.26. Reload Option.
        An Option to purchase the number of Shares used by a Participant to exercise an Option and to satisfy any withholding requirement incident to the exercise of such Option.

     2.1.27. [intentionally omitted]

     2.1.28. Rule 16b-3.
        Rule 16b-3 promulgated by the SEC, as amended, or any successor rule in effect from time to time.

     2.1.29. SEC.
        The Securities and Exchange Commission.

     2.1.30. Share.
        A share of Common Stock.

     2.1.31. SAR.
        A stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.

     2.1.32. Subsidiary.
        Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

   2.2. Other Definitions.
     In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

   2.3. Conflicts.
     In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the section of the Plan which specifically grants such Benefit shall control those in a different section. In the case of any conflict between the terms of the Plan relating to a Benefit and the terms of an Agreement relating to a Benefit, the terms of the Plan shall control.

3. COMMON STOCK

   3.1. Number of Shares.

     The number of Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan shall be 1,500,000 Shares, plus an annual increase, effective as of the first day of each fiscal year, commencing with 2001, equal to 5% of the number of outstanding Shares as of the first day of such fiscal year, but in no event more than 4,500,000 Shares in the aggregate. Such Shares may be authorized but unissued Shares, Shares held in the treasury, or both. The full number of Shares available may be used for any type of Option or other Benefit.

   3.2. Reusage.

     If an Option or SAR expires or is terminated, surrendered, or canceled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or SAR, grant of Restricted Shares, Performance Shares or other grant, as the case may be, shall again be available for use under the Plan. Any Shares which are used as full or partial payment to the Company upon exercise of an Option or for any other Benefit that requires a payment to the Company shall be available for purposes of the Plan.

   3.3. Adjustments.

     If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or otherwise, the number of SARs and number and class of shares available for Options and grants of Performance Shares and Other Stock
   Based Awards and the number of Shares subject to outstanding Options, SARs, grants of Performance Shares which are not vested, and Other Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

4. ELIGIBILITY

   4.1. Determined By Committee.

     The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services. Unless specifically provided otherwise herein, all determinations of the Committee in connection with the Plan or an Agreement shall be made in its sole discretion.

5. ADMINISTRATION

   5.1. Committee.

     The Plan shall be administered by the Committee. The Committee shall consist of the Board, unless the Board appoints a Committee of two or more but less than all of the Board. If the Committee does not include the entire Board, it shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee made at a meeting at which a quorum is present shall be made by a majority of its members present at the meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

   5.2. Authority.

     Subject to the terms of the Plan, the Committee shall have discretionary authority to:

        (a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the date of issuance and duration of all such grants;

        (b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted;

        (c) interpret and construe the Plan and all Agreements;

        (d) prescribe, amend and rescind rules and regulations relating to the Plan;

        (e) determine the content and form of all Agreements;

        (f) determine all questions relating to Benefits under the Plan;

        (g) maintain accounts, records and ledgers relating to Benefits;

        (h) maintain records concerning its decisions and proceedings;

        (i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;

        (j) take, at any time, any action permitted by Section 9.1 irrespective of whether any Change of Control has occurred or is imminent;

        (k) determine, except to the extent otherwise provided in the Plan, whether and the extent to which Benefits under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Benefits are granted as the Committee determines to be necessary or appropriate to conform to such requirements; and

        (l) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

   5.3. Delegation.

     Except as required by Rule 16b-3 with respect to grants of Options, Stock Appreciation Awards, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee.

   5.4. Determination.

     All determinations of the Committee shall be final.

6. AMENDMENT

   6.1. Power of Board.

     Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

   6.2. Limitation.

     The Board may not amend the Plan, without approval of the shareholders of the Company:

        (a) in a manner which would cause Options which are intended to qualify as ISOs to fail to qualify;

        (b) in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3; or

        (c) in a manner which would violate applicable law.

7. TERM AND TERMINATION

   7.1. Term.

     The Plan shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.

   7.2. Termination.

     The Plan may be terminated at any time by the Board.

8. MODIFICATION OR TERMINATION OF BENEFITS

   8.1. General.

     Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's right to any Benefit granted prior to such amendment or termination.

   8.2. Committee's Right.

     Any Benefit granted may be converted, modified, forfeited or canceled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted. Except as may be provided in an Agreement, the Committee may, in its sole discretion, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Benefit.

9. CHANGE OF CONTROL

   9.1. Right of Committee.

     In order to maintain a Participant's rights in the event of a Change of Control, the Committee, in its sole discretion, may, in any Agreement evidencing a Benefit, or at any time prior to, or simultaneously with or after a Change of Control, provide such protection as it may deem necessary. Without, in any way, limiting the generality of the foregoing sentence or requiring any specific protection, the Committee may, without the approval or consent of the Participant:

        (a) provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Committee;

        (b) provide for the purchase of such Benefit, upon the Participant's request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;

        (c) make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

        (d) cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.

10. AGREEMENTS AND CERTAIN BENEFITS

   10.1. Grant Evidenced by Agreement.

     The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit shall be subject to, and conditioned upon, the recipient's execution of any Agreement required by the Committee. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

   10.2. Provisions of Agreement.
     Each Agreement shall contain such provisions that the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not necessarily be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant's death, disability, changes of duties or termination of employment; the Benefit's conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

   10.3. Transferability.
     Unless otherwise specified in an Agreement or permitted by the Committee, each Benefit granted shall be not transferable other than by will or the laws of descent and distribution and shall be exercisable during a Participant's lifetime only by him.

11. REPLACEMENT AND TANDEM AWARDS
   11.1. Replacement.
     The Committee may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit.

   11.2. Tandem Awards.
     Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO except SARs.

12. PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING
   12.1. Payment.
     Upon the exercise of an Option or in the case of any other Benefit that requires a payment by a Participant to the Company, the amount due the Company is to be paid:
        (a) in cash, including by means of a so-called "cashless exercise" of an Option;
        (b) by the surrender of all or part of a Benefit (including the Benefit being exercised);
        (c) by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due to the Company;
        (d) in other property, rights and credits deemed acceptable by the Committee, including the Participant's promissory note;
        (e) by any combination of the payment methods specified in (a),
     (b), (c) and (d) above.

     Notwithstanding, the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Shares purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

   12.2. Dividend Equivalents.
     Grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights.

   12.3. Deferral.
     The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

   12.4. Withholding.
     The Company may, at the time any distribution is made under the Plan, whether in cash or in Shares, or at the time any Option is exercised, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount necessary to satisfy federal, state and local income and/or other tax withholding requirements with respect to such distribution or exercise of such Options. The Committee or the Company may require a participant to tender to the Company cash and/or Shares in the amount necessary to comply with any such withholding requirements.

13. OPTIONS

   13.1. Types of Options.
     It is intended that both ISOs and NQSOs, which may be Reload Options, may be granted by the Committee under the Plan.

   13.2. Grant of ISOs and Option Price.
     Each ISO must be granted to an Employee and granted within ten years from the earlier of the date of adoption by the Board or the Effective Date. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

   13.3. Other Requirements for ISOs.
     The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code.

   13.4. NQSOs.
     The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be no less than 85% of the Fair Market Value of the Shares at the time the Option is granted.

   13.5. Determination by Committee.
     Except as otherwise provided in Section 13.2 through Section 13.4, the terms of all Options shall be determined by the Committee.

14. SARS
   14.1. Grant and Payment.

     The Committee may grant SARs. Upon electing to receive payment of a SAR, a Participant shall receive payment in cash, in Shares, or in any combination of cash and Shares, as the Committee shall determine.

   14.2. Grant of Tandem Award.

     The Committee may grant SARs in tandem with an Option, in which case: the exercise of the Option shall cause a correlative reduction in SARs standing to a Participant's credit which were granted in tandem with the Option; and the payment of SARs shall cause a correlative reduction of the Shares under such Option.

   14.3. ISO Tandem Award.

     When SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

   14.4. Payment of Award.

     SARs shall be paid by the Company to a Participant, to the extent payment is elected by the Participant (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

15. ANNUAL LIMITATIONS

   15.1. Limitation on Options and SARs.
     The number of (a) Shares covered by Options where the purchase price is no less than the Fair Market Value of the Shares on the date of grant plus (b) SARs which may be granted to any Participant in any Fiscal Year shall not exceed [500,000].

   15.2. Computations.
     For purposes of Section 15.1: Shares covered by an Option that is canceled shall count against the maximum, and, if the exercise price under an Option is reduced, the transaction shall be treated as a cancellation of the Option and a grant of a new Option; and SARs covered by a grant of SARs that is canceled shall count against the maximum, and, if the Fair Market Value of a Share on which the appreciation under a grant of SARs will be calculated is reduced, the transaction will be treated as a cancellation of the SARs and the grant of a new grant of SARs.


16. PERFORMANCE SHARES

   16.1. Performance Shares.
     Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms and conditions of such grant. The terms and conditions shall be determined by the Committee, in its sole discretion, but generally are expected to be based substantially upon the attainment of targeted profit and/or performance objectives.

   16.2. Grant.
     The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement.

17. CASH AWARDS

   17.1. Grant.
     The Committee may grant Cash Awards at such times and (subject to Section 17.2) in such amounts as it deems appropriate.

   17.2. Rule 16b-3.
     The amount of any Cash Award in any Fiscal Year to any Participant who is subject to Section 16 of the Exchange Act shall not exceed the greater of [$100,000 or 100%] of his cash compensation (excluding any Cash Award under this Section 17) for such Fiscal Year.

   17.3. Restrictions.
     Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or nonrestricted, vested or subject to forfeiture and may be payable currently or in the future or both.


18. OTHER STOCK BASED AWARDS AND OTHER BENEFITS

   18.1. Other Stock Based Awards.
     The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

   18.2. Other Benefits.
     The Committee shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan was established.

19. MISCELLANEOUS PROVISIONS

   19.1. Underscored References.
     The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

   19.2. Number and Gender.
     The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

   19.3. Unfunded Status of Plan.
     The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

   19.4. Termination of Employment.

     If the employment of a Participant by the Company terminates for any reason, except as otherwise provided in an Agreement, all unexercised, deferred, and unpaid Benefits may be exercisable or paid only in accordance with rules established by the Committee. These rules may provide, as the Committee may deem appropriate, for the expiration, forfeiture, continuation, or acceleration of the vesting of all or part of the Benefits.

   19.5. Designation of Beneficiary.

     A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, or to receive, in such event, any Benefits. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or to receive any Benefit, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

   19.6. Governing Law.

     This Plan shall be construed and administered in accordance with the laws of the Commonwealth of Massachusetts.

   19.7. Purchase for Investment.

     The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

   19.8. No Employment Contract.

     Neither the adoption of the Plan nor any Benefit granted hereunder shall confer upon any Employee any right to continued employment nor shall the Plan or any Benefit interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

   19.9. No Effect on Other Benefits.

     The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

PROXY

CTC COMMUNICATIONS GROUP, INC.
2000 ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Leonard R. Glass and Elizabeth Plaskon Perna and each of them, the true and lawful attorneys and agents for the undersigned, with full power of substitution, for and in the name of the undersigned, to act for the undersigned and vote all stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of CTC Communications Group, Inc. to be held on Thursday, July 27, 2000 at 9:30 a.m., local time, at the executive offices of the Company, 220 Bear Hill Road, Waltham, Massachusetts, and at any and all adjournments thereof, on the matters listed on the reverse side of this card.

The undersigned hereby acknowledges receipt of the Annual Report to Stockholders for the Fiscal Year ended March 31, 2000, Proxy Statement and Notice of Annual Meeting dated June __, 2000.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES TO SERVE AS CLASS III DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 3.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.


(Please sign exactly as your name appears on your stock certificate. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the Proxy should be signed in full corporate or partnership name by a duly authorized officer or partner as applicable.)

Has your address changed?         Do you have any comments?

- ------------------------------ -------------------------------
- ------------------------------ -------------------------------
- ------------------------------ -------------------------------

[X]     PLEASE MARK VOTES                      CTC COMMUNICATIONS GROUP, INC.
        AS IN THIS EXAMPLE

(1) In favor of the following nominees as Class III Directors to serve until the Annual Meeting of Stockholders in 2003, and until each successor is duly elected and qualified;

FOR ALL  [ ]   WITHHOLD  [ ]      FOR ALL EXCEPT  [ ]
ROBERT J. FABBRICATORE              SCOTT M. SPERLING
RALPH S. TROUPE                     KATHERINE D. COURAGE

         Instruction: To withhold authority to vote for a nominee, check the "FOR ALL EXCEPT" box and strike a line through the nominee's name in the list above. Unless authority to vote for all nominees is withheld, this proxy will be deemed to confer authority to vote for each nominee whose name is not struck.

(2) Proposal to approve the 2000 Flexible Stock Plan

FOR [ ]           AGAINST  [ ]               ABSTAIN  [ ]

(3) Ratify the appointment of Ernst & Young LLP as the independent accountants of the Company.

FOR  [  ]     AGAINST  [  ]                 ABSTAIN [  ]

(4) In their discretion, on any other matters which may properly come before the meeting or any adjournment thereof.

FOR  [  [     AGAINST   [  ]                 ABSTAIN [  ]

Mark the box at right if comments or address change have been noted on the
reverse side of this card. [   ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE STOCKHOLDER(S).  IF NO DIRECTION IS MADE,
THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Please be sure to sign and date this Proxy.

Date________________

Stockholder sign here_____________________________
Co-owner sign here________________________________